EXHIBIT 99.1

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INSITE VISION Reports 4th Quarter and Fiscal 2005 Financial Results; Conference Call To Begin at 10:30 a.m. ET Today

ALAMEDA, Calif.--(BUSINESS WIRE)—March 30, 2006--InSite Vision Incorporated (AMEX:ISV) an ophthalmic products company currently focused on developing therapies that treat ocular infection, glaucoma, and retinal diseases today reported financial results for the three months and year ended December 31, 2005.

Net loss for the fourth quarter of 2005 was $4.1 million, or $0.05 per share, compared with a net loss of $3.1 million, or $0.05 per share, for the fourth quarter of 2004. For the year ended December 31, 2005, the Company reported a net loss of $15.2 million, or $0.21 per share, compared with a net loss of $5.5 million, or $0.11 per share, for the year ended December 31, 2004.

Research and development (R&D) expenses increased to $3.1 million during the fourth quarter of 2005 from $2.3 million for the fourth quarter of 2004. The increase in R&D expenses reflects costs associated with the AzaSite™ phase 3 clinical trials and with preparation of the related New Drug Application (NDA). R&D expenses for the year ended December 31, 2005 increased to $11.3 million, compared with $7.3 million for the year ended December 31, 2004, also reflecting costs associated with the AzaSite phase 3 clinical trials and preparation of the related NDA.

Selling, general and administrative (SG&A) expenses increased to $970,000 in the fourth quarter of 2005 from $755,000 in the fourth quarter of 2004. SG&A expenses for the year ended December 31, 2005 increased to $3.9 million, compared with $3.3 million for the year ended December 31, 2004.

InSite Vision had cash and cash equivalents of $4.0 million at December 31, 2005, compared with cash and cash equivalents of $5.4 million at December 31, 2004. Subsequent to December 31, 2005, InSite has received net proceeds of approximately $4.1 million from the exercise of warrants issued as part of financings in 2004 and 2005, and approximately $2.0 million from the final closing of its Senior Secured Note financing in January 2006. InSite Vision expects that its current cash is sufficient to fund its operations until approximately the end of June 2006.

"We are very pleased with the results of our two phase 3 clinical trials for our lead product, AzaSite. We continue on track to file a NDA for AzaSite with the U. S. Food and Drug Administration (FDA) this year,” said S. Kumar Chandrasekaran, Ph.D., chief executive officer of InSite Vision.

Recent Company Developments

On November 30, 2005 InSite Vision reported top line results from the first of two phase 3 clinical trials of AzaSite eye drops. AzaSite is a sterile, topical ophthalmic anti-infective solution containing 1.0% azithromycin formulated in DuraSite® (InSite Vision’s patented drug delivery system). The multicenter study was randomized, double masked, and active-controlled. In this trial, designed to show comparability with the marketed eye drop, tobramycin, with respect to the resolution of bacterial conjunctivitis, AzaSite demonstrated a clinical resolution rate of 80% as compared to 78% for tobramycin.

In December 2005 and January 2006, InSite Vision announced that debt financing had been secured, which would allow data generation and preparation of its NDA planned to be submitted to the FDA. In closings held in December 2005 and January 2006, InSite Vision raised an aggregate of $6.3 million before expenses through the issuance of Senior Secured Notes and the issuance of warrants to purchase 1,260,000 shares of Common Stock at an exercise price of $0.82 per share. InSite Vision also issued a warrant to purchase 200,000 shares of Common Stock to the placement agent in the transaction.

On January 13, 2006, InSite Vision announced the completion of enrollment of the second phase 3 clinical trial for AzaSite. The trial was a randomized, double masked, multicenter study that included patients from 1 - 96 years of age. The goal of the second study was to demonstrate superiority of AzaSite as compared to a vehicle (a placebo that does not contain any active drug substance) in the clinical resolution of the bacterial conjunctivitis. Clinical resolution was the primary efficacy endpoint. A secondary endpoint was bacterial eradication. On March 14, 2006, top line results were reported from this second clinical trial. Patients treated with AzaSite had a significantly higher clinical resolution rate, the trial's primary efficacy end point and a significantly higher bacterial eradication rate, a secondary end point, than those receiving the vehicle.

On February 22, 2006 InSite Vision reported that two abstracts were accepted for presentation at the upcoming meeting of the Association for Research in Vision and Ophthalmology at the Fort Lauderdale Convention Center in Ft. Lauderdale, Florida, to be held April 30 - May 4, 2006. The presentations will describe the results of the AzaSite vs. tobramycin clinical trial.

About InSite Vision Incorporated

InSite Vision is an ophthalmic company focused on developing therapies that treat ocular infections, glaucoma and retinal diseases. InSite Vision's lead product is AzaSite, which targets bacterial infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a low-dosing regimen, attractive to both the eye-care patient and physician. Pending the filing and approval of an NDA with the FDA, InSite Vision currently expects AzaSite to be commercially launched in the United States, while seeking to expand this "technology platform" to include additional product candidates and indications for the worldwide market.

In the glaucoma area, InSite Vision continues to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into InSite Vision’s commercially available OcuGene® glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene.

Additional information can be found at the Company's website, www.insitevision.com.

Conference Call

Kumar Chandrasekaran, Ph.D, Chief Executive Officer, and Sandra Heine, Vice President, Finance and Administration, will host a financial community conference call beginning at 10:30 am EST today Thursday, March 30, 2006 to discuss these results.

Individuals interested in listening to the conference call may do so by dialing 877-407-0778 for domestic callers and 201-689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 877-660-6853 for domestic callers and 201-612-7415 for international callers. All callers will have to enter the conference ID 197265.

The live conference call will also be webcast by Vcall and available on the Internet at www.InvestorCalendar.com as well as the company's website at www.insitevision.com. A recording of the call will be available for 90 days following the completion of the conference. InSite Vision will file this press release with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K and post this press release on its web site prior to the conference call.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the timing of filing an NDA with the FDA, expected marketing plan for AzaSite, the potential benefits and commercialization of AzaSite, and the timing and success thereof, the expected date and forum for presenting AzaSite research results and the Company's plans to pursue expanding the AzaSite "technology platform." Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision's ability to obtain additional financing, InSite Vision's ability to commence, complete and file an NDA with the U.S. FDA for AzaSite and its other product candidates, and receive approval from the FDA for the commercialization of AzaSite and its other product candidates; InSite Vision's ability to launch AzaSite and the timing of such a launch; InSite Vision's ability to expand its technology platform to include additional indications and patent options; the effects of its expense control activities on its operations and product development; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others, determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205 and InSite's ability to present such results at an upcoming international conference. Reference is made to the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K, and its quarterly reports on Form 10-Q. All forward looking statements in this press release and/or conference call are based on the limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release and/or conference call is still valid at any later date.

Note to Editors: OcuGene® is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite® and OcuGene® are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

CONTACT:
InSite Vision Incorporated
S. Kumar Chandrasekaran or
Sandra Heine, 510-865-8800

SOURCE: InSite Vision Incorporated

[Tables to follow]

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three months and Year ended December 31, 2005 and 2004
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Contract and product revenues, net	$1	$1	$4	$542
Cost of Goods	3	3	14	14
Operating expenses:
Research and development	3,099	2,317	11,321	7,273
Selling, general and administrative	970	755	3,879	3,341
Total	4,069	3,072	15,200	10,614
Loss from operations	(4,071)	(3,074)	(15,210)	(10,086)
Gain on sale of assets	-	-	-	4,616
Interest (expense) and other income, net	(1)	(1)	(5)	(44)
Net loss applicable to common stockholders	$(4,072)	$(3,075)	$(15,215)	$(5,514)

Net loss per share applicable to common stockholders, basic and diluted	$(0.05)	$(0.05)	$(0.21)	$(0.11)
Shares used to calculate net loss per share, basic and diluted	79,092	62,374	72,647	47,984

Condensed Consolidated Balance Sheets
At December 31, 2005 and 2004
(in thousands)
(unaudited)

	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$4,027	$5,351
Restricted cash and cash equivalents	75	170
Prepaid expenses and other assets	98	89
Deferred debt issuance costs	614	-
Property and equipment, net	265	86
Total assets	$5,079	$5,696

Liabilities and stockholders' equity (deficit):
Current liabilities	$7,624	$2,095
Stockholders' equity (deficit)	(2,545)	3,601
Total liabilities and stockholders' equity	$5,079	$5,696